Exhibit 10.24

VERRA MOBILITY CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Last updated December 4, 2024

Each member of the board of directors (the “Board”) of Verra Mobility Corporation, a Delaware corporation (the “Company”) who is not an employee of the Company or subsidiary of the Company (each “Non-Employee Director”) shall be subject to, and eligible to receive cash and equity compensation for their service on the Board and any committee thereof (“Committee”) in accordance with this Non-Employee Director Compensation Policy (the “Policy”). For the avoidance of doubt, the Policy shall not apply to members of the Board who are employees of the Company or any subsidiary of the Company. This Policy shall remain in effect until it is amended or rescinded by further action of the Board.

General

This Policy shall be followed in connection with all compensation paid by the Company to Non-Employee Directors, including, without limitation, amounts paid or awards granted under The Verra Mobility 2018 Equity Incentive Plan (the “Plan”). Non-Employee Directors shall not be entitled to any compensation for their service on the Board other than as described in this Policy and the Plan.

Cash Compensation

Each Non-Employee Director shall be entitled to the following cash compensation:

Annual Cash Retainers

Each Non-Employee Director shall receive an annual cash retainer of $75,000 for their service on the Board.

The Non-Executive Chairman of the Board shall receive an additional cash retainer of $90,000.

The Chairman of any Committee shall receive an additional annual cash retainer as follows:

·
Chairman of the Audit Committee: $15,000.
·
Chairman of the Compensation Committee: $12,500.
·
Chairman of the Nominating and Corporate Governance Committee: $10,000.

Members of each Committee shall receive additional annual cash retainers as follows:

·
Member of the Audit Committee (other than the Chairman): $10,000.
·
Member of the Compensation Committee (other than the Chairman): $7,500.
·
Member of the Nominating and Corporate Governance Committee (other than the Chairman): $5,000.

Each Non-Employee Director who serves on the Board or a Committee for less than a full quarterly period shall receive a prorated portion of the annual cash retainer for such quarterly period, determined based on the number of days served during the quarterly period.

The annual cash retainers, including any pro rata portion thereof, shall be paid either annually, in arrears, or quarterly in arrears at the election of the respective Non-Employee Director.

Equity Compensation

Annual Equity Grant

On the close of business on the date of each annual stockholders meeting of the Company, without further action by the Board, each Non-Employee Director then in office shall receive an equity award (the “Annual Award”). The Annual Award will have an estimated fair value of $195,000 using valuation methodologies deemed appropriate by the Compensation Committee of the Board or the Board from time to time, in light of commercial considerations deemed necessary to fulfill the goals set forth in this Policy and to align directors with stockholder interests. The Annual Award will be comprised of Restricted Stock Units which will vest in full upon the earlier of (i) the first anniversary of the vesting start date or (ii) the date immediately prior to the Company’s next annual meeting of stockholders.

Each Non-Employee Director who is appointed to the Board during the year shall be entitled to a pro-rated annual equity award, determined based on the number of days between the date the Non-Employee Director joins the Board and the anticipated date of the next annual shareholders meeting.

All equity awards will be made in accordance with the Plan and other applicable equity plan documents, including forms of award agreements approved by the Board for grants to Non-Employee Directors consistent with this Policy.

Travel Expense Reimbursement

Each Non-Employee Director shall be reimbursed for reasonable travel expenses in connection with their attendance at Board and Committee meetings. Each Non-Employee Director shall provide the Company with such receipts and other records related to such reimbursable expenses as the Company may require. Reimbursements shall be paid in accordance with the payment requirements set out in the Plan.

Insider Trading

Non-Employee Directors are subject to the Company’s Insider Trading Policy.

Hedging Stock Ownership

Non-Employee Directors are prohibited from entering into hedging transactions or similar arrangements regarding their Company securities pursuant to the Company’s Insider Trading Policy.

Interpretation

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any interpretation made by the Compensation Committee shall be final, conclusive and binding.

Review of Policy

The Compensation Committee shall review this Policy at least annually and may recommend any modifications to the Board. The Board will determine any changes to be made to this Policy based on the Compensation Committee’s recommendations.

Adopted by the Board of Directors of Verra Mobility Corporation on February 17, 2022